Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

At the Company:	Investor Relations:
Gregory S. Skinner	John Mills, Partner
Vice President Finance and CFO	(646) 277-1254
(650) 261-3677	John.Mills@ICRINC.com

Landec Corporation Reports Third Quarter and First Nine Months Fiscal 2018 Results

Landec Achieves Record Quarterly Revenues Driven by a 27% Increase in Eat Smart Salad Sales

SANTA CLARA, CA – April 3, 2018 – Landec Corporation (Nasdaq: LNDC), a leading innovator of diversified health and wellness solutions within the branded natural food and biomaterial markets, reported results for the fiscal 2018 third quarter and first nine months ended February 25, 2018.

“We continue to make progress toward our long-term strategic plan of driving growth and profitability through internal innovation capabilities within our natural food business, which includes Apio, Inc. and O Olive Oil & Vinegar (“O Olive”), and within our biomaterials business, Lifecore Biomedical, Inc.,” commented Molly Hemmeter, Landec’s President and CEO.

“At Apio, our Eat Smart® packaged fresh vegetables revenue increased 15% in the third quarter and 10% in the first nine months of fiscal 2018, compared to the same periods last year. This increase is primarily due to growth of Eat Smart salad sales which increased 27% in the third quarter and 24% in the first nine months of fiscal 2018, compared to the same periods last year. The Eat Smart salad growth was primarily driven by a 57% increase in salad revenues from the U.S. retail channel during the first nine months of fiscal 2018. The Nielsen U.S. retail All Commodity Volume (ACV) for Eat Smart multi-serve salad kits for the 52-weeks ended January 27, 2018 increased 19 percentage points, from 20% to 39%, and was sequentially up 500 basis points from 34% for the 52-weeks ended October 28, 2017. The increase in ACV and growth in salad revenues for the first nine months of fiscal 2018 was driven by new and expanded distribution in key U.S. accounts such as Walmart, Kroger, Target and others. This incremental distribution in U.S. retail occurred more rapidly than originally anticipated, leading to considerably higher than expected salad revenues this fiscal year. We now expect Eat Smart salad revenues to grow 20% to 23% this fiscal year compared to last year versus our original guidance of 10% to 12% as some of the salad growth expected to occur next year has been accelerated into this year.

“Increasing our Eat Smart share of multi-serve salad kits in U.S. retail accounts is one of our key long-term growth objectives. The annual U.S. retail market for multi-serve salad kits is approximately $1.4 billion, representing over 75% of the approximate $1.8 billion North American multi-serve salad kit market, including Costco. The market share, per Nielsen, of Eat Smart multi-serve salad kits in U.S. retail increased to 5.7% for the 52-weeks ended January 27, 2018 from 4.1% for the 52-weeks ended January 26, 2017, an increase of 160 basis points, demonstrating continued distribution gains, as well as room for additional growth,” stated Hemmeter.

“Gross profit gains from higher sales of our Eat Smart salad products in the third quarter and first nine months of fiscal 2018 were more than offset by the previously announced weather issues that negatively impacted our produce sourcing costs within our lower margin fresh-cut vegetable bag business. The third quarter was adversely impacted by the cold weather in Florida during January and from unseasonably warm weather in the Western growing areas, which exacerbated the impact from hurricanes and tropical storms we experienced earlier in the fiscal year. The Apio team is working on several fronts to mitigate future weather related issues, such as modifying sourcing contracts and geographic sourcing regions and shifting the product mix to reduce our reliance on certain produce items that are difficult to economically source. Notably, there were no unexpected raw material sourcing costs attributed to our salad business during the first nine months of fiscal 2018 and Apio has been able to meet all customer demand for our salad products.

“At O Olive, operating performance for the first nine months of fiscal 2018 is slightly below expectations with revenues of $3.3 million and an operating loss of $441,000. We are currently focused on integrating the Eat Smart salesforce with the O Olive organization to leverage the Eat Smart customer base and relationships throughout North America in order to gain new customers and new distribution at O Olive. For fiscal 2018, O Olive revenues are expected to grow 40% to 50% to $4.7 million to $5.0 million compared to $3.4 million of revenues for the twelve months ended May 2017, which is below our original expectations.

“Lifecore had a very profitable quarter with revenues of $23.0 million and gross profit of $11.6 million or a gross margin of 51%. Revenues and gross profit are slightly lower than the third quarter of last year due to certain shipments typically shipped during the third quarter being shifted to the fourth quarter of this fiscal year. Lifecore met expectations through the first nine months of fiscal 2018 with revenues of $49.2 million and operating income of $11.9 million. We expect Lifecore to exceed our original growth expectations for this fiscal year, with revenues projected to increase 10% to 11% compared to last year, up from our original projections of 6% to 8%. Lifecore’s growth is being fueled by the continued expansion of its business beyond its historical capabilities as a premium supplier of hyaluronic acid (HA), becoming a fully integrated contract development and manufacturing organization (CDMO), providing differentiated fermentation, as well as formulation, aseptic filling, and final packaging services for difficult-to-handle pharmaceutical products,” concluded Hemmeter.

Summary of Third Quarter 2018 Results Compared to Third Quarter of 2017

●	Revenues increased 9% to a record $149.3 million
●	Gross profit decreased 14% to $20.1 million
●	Gross profit margin decreased 370 basis points to 13.5%
●	Operating income decreased 26% to $3.2 million

Revenues in the third quarter of fiscal 2018 increased 9% to $149.3 million compared to $136.6 million in the year-ago quarter. The increase was primarily due to a $15.5 million or 15% increase in revenues in Apio’s packaged fresh vegetables business. This increase was partially offset by a $2.9 million or 39% decrease in revenues in Apio’s lower-margin food export business. The Company announced on February 28, 2018 that it will be discontinuing its food export business at the end of fiscal 2018.

Gross profit and net income during our third fiscal quarter were negatively impacted by $3.6 million in unplanned produce sourcing costs from freezing temperatures in Florida in January and record heat in the Western U.S. and Mexico adding to residual effects of the hurricanes and tropical storms during the late summer and fall of 2017. Collectively, these weather events negatively impacted yields and quality in our fresh-cut vegetable bag products resulting in higher costs for sourcing produce.

Reported net income in the third quarter of fiscal 2018 was $16.1 million, or $0.58 per share, compared to $3.5 million, or $0.13 per share, in the year-ago quarter. The increase was a result of (1) a $13.7 million, or $0.49 per share, one-time tax benefit from the new lower corporate income tax rate, primarily from a reduction in the Company’s deferred tax liability, (2) a $2.2 million decrease in consolidated operating expenses, due to legal settlement charges of $2.1 million incurred during the third quarter of last year, and (3) a $761,000 decrease in income taxes prior to the one-time tax benefit. These increases in net income were partially offset by (1) a $2.2 million decrease in gross profit in Apio’s packaged fresh vegetables business primarily due to $3.6 million of unplanned produce sourcing costs as a result of weather related issues during the quarter, (2) a $1.0 million decrease in gross profit at Lifecore due to the timing of shipments within the fiscal year, (3) a $700,000 decrease in the change in the fair market value of our investment in Windset, from a $700,000 increase during the third quarter of last year compared to no change during the third quarter of this year, and (4) a $240,000 decrease in food export gross profit due to lower food export revenues.

Fiscal Nine Months 2018 Results

Revenues in the first nine months of fiscal 2018 increased 1% to $409.1 million from $404.8 million in the same period last year. The increase was primarily due to a $31.3 million or 10% increase in revenues in Apio’s packaged fresh vegetables business and from a $1.4 million or 3% increase in Lifecore revenues. These increases were partially offset by a $30.3 million or 54% decrease in Apio’s lower-margin food export business.

Net income in the first nine months of fiscal 2018 was $18.7 million, or $0.67 per share, compared to $8.1 million, or $0.29 per share, in the first nine months of fiscal 2017. The increase was a result of (1) a $13.7 million, or $0.49 per share, one-time tax benefit from the new lower corporate income tax rate, (2) a $1.5 million increase in the change in the fair market value of the Company’s investment in Windset from a $700,000 increase during the first nine months of last year compared to $2.2 million increase during the first nine months of this year, (3) a $476,000 decrease in consolidated operating expenses, (4) a $1.2 million decrease from the loss on debt refinancing during the first nine months of last year, and (5) a $1.9 million decrease in income taxes prior to the one-time tax benefit. These increases in net income were partially offset by (1) a $4.1 million decrease in gross profit in Apio’s packaged fresh vegetables business primarily due to $7.7 million of unplanned produce sourcing costs as a result of weather related issues during the first nine months of fiscal 2018, (2) a $2.3 million decrease in gross profit at Lifecore due to the timing of shipments within the fiscal year, and (3) a $1.8 million decrease in food export gross profit due to lower food export revenues.

Management Comments and Guidance for Fiscal 2018

“The performance of our growth businesses - Eat Smart Salads, O Olive and Lifecore - remain strong with both Eat Smart Salads and Lifecore revenues expected to significantly exceed their respective revenue goals for fiscal 2018, driving increased profitability and partially offsetting the unplanned produce sourcing cost increases from our fresh-cut vegetable bag business that impacted the first nine months of fiscal 2018,” stated Greg Skinner, Landec’s CFO.

“As we previously announced on February 28, 2018, Landec will be discontinuing its food export business during the fourth quarter of fiscal 2018. The results of our food export business for the fourth quarters of fiscal years 2018 and 2017 and for fiscal years 2018, 2017 and 2016, will be reclassified as a discontinued operation. For all of fiscal year 2018, we are projecting a loss in our food export business of $0.02 to $0.03 per share compared to food export net income in fiscal years 2017 and 2016 of $0.02 and $0.03 per share, respectively. We had originally planned for the food export business to generate net income of $0.03 per share in fiscal year 2018 and thus we expect a net earnings decrease in the food export business of $0.05 to $0.06 per share compared to our original projections.

“For the fourth quarter of fiscal 2018 we expect revenues from continuing operations, which exclude the food export business, to increase 13% to 16% compared to the fourth quarter of last year. Key drivers of this growth include our Eat Smart salad product sales growing 12% to 15%, Lifecore revenues growing 40% to 43%, and O Olive recognizing revenues of between $1.4 million to $1.7 million. We expect that the fair market value change in our investment in Windset during the fourth quarter of fiscal 2018 to be $600,000 to $800,000. We are projecting consolidated net income from continuing operations for the fourth quarter to be $0.20 to $0.22 per share.

“For all of fiscal 2018, we expect revenues from continuing operations to grow 10% to 12% compared to the prior year. This growth is being driven by Lifecore revenues that are now projected to grow 10% to 11%, up from our original projection of 6% to 8%, and by Eat Smart salad sales that are now projected to grow 20% to 23%, up from our original projection of 10% to 12% and from our most recent projection in our February 28, 2018 press release of 15% to 18%. O Olive revenues are expected to grow to $4.7 million to $5.0 million, which is below our original projections. We are projecting earnings per share from continuing operations for all of fiscal 2018 of $0.40 to $0.42, excluding the favorable $0.49 earnings per share from the one-time tax benefit in fiscal 2018. We are now projecting fiscal 2018 consolidated cash flow from operations of $28 million to $32 million and capital expenditures of $30 million to $34 million,” concluded Skinner.

Conference Call

The live webcast can be accessed directly at http://ir.Landec.com/events.cfm or on Landec’s website on the Investor Events & Presentations page. The webcast will be available for 30 days.

Date: Wednesday, April 4, 2018

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Direct Webcast link: http://ir.Landec.com/events.cfm

To participate in the conference call via telephone, dial toll-free (844) 860-6243 or (661) 378-9884. Please call the conference telephone number 5-10 minutes prior to the start time so the operator can register your name and organization. If you have any difficulty with the webcast or connecting to the call, please contact ICR at (646) 277-1254.

A replay of the call will be available through Wednesday, April 11, 2018 by calling toll-free (855) 859-2056 or direct (404) 537-3406, and entering code #6489787.

About Landec Corporation

Landec Corporation (Nasdaq: LNDC) is a leading innovator of diversified health and wellness solutions within the packaged natural food and biomaterial markets. Landec’s food business includes Apio, Inc. and O Olive Oil & Vinegar. Apio is a leader in branded, packaged fresh vegetables in North America, utilizing its proprietary BreatheWay® packaging technology to naturally extend the shelf life of fresh produce. Apio combines this technology with the capabilities of a large national fresh produce supplier to offer healthy fresh vegetable products under the Eat Smart® brand to consumers through club and retail grocery stores. Extending its reach into adjacent natural food products outside of produce, Landec recently acquired O Olive Oil & Vinegar, an organic and natural producer and marketer of olive oils and vinegars under the O® brand. Lifecore Biomedical, Landec’s biomaterial business, is a fully integrated Contract Development and Manufacturing Organization (CDMO) that offers expertise and capabilities in fermentation, specialty formulation, aseptic filling and final packaging for FDA regulated medical devices and drugs to customers for applications in a wide array of markets including Ophthalmic, Orthopedic and Oncology. For more information about the company, visit Landec’s website at www.landec.com.

Important Cautions Regarding Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 28, 2017 (See item 1A: Risk Factors) which may be updated in Part II, Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

Landec Corporation

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	February 25, 2018	May 28, 2017
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$7,650	$5,409
Accounts receivable, net	50,438	47,083
Inventories, net	28,749	25,290
Prepaid expenses and other current assets	7,614	3,498
Total Current Assets	94,451	81,280

Investment in non-public company	65,800	63,600
Property and equipment, net	143,362	133,220
Intangible assets, net	76,859	77,590
Other assets	5,364	2,918
Total Assets	$385,836	$358,608

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$35,240	$25,868
Accrued compensation	6,732	8,211
Other accrued liabilities	10,369	9,125
Deferred revenue	1,906	310
Line of credit	12,000	3,000
Current portion of long-term debt	4,940	4,940
Total Current Liabilities	71,187	51,454

Long-term debt, less current portion	38,595	42,299
Capital lease obligation, less current portion	3,665	3,731
Deferred taxes	15,822	24,581
Other non-current liabilities	6,417	8,391

Stockholders' Equity
Common stock	28	27
Additional paid-in capital	144,498	141,680
Accumulated other comprehensive income	915	432
Retained earnings	103,191	84,470
Total Stockholders' Equity	248,632	226,609
Non-controlling interest	1,518	1,543
Total Equity	250,150	228,152
Total Liabilities and Stockholders’ Equity	$385,836	$358,608

Landec Corporation

Consolidated CONDENSED Statements of INCOME

(In thousands, except per-share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	February 25,	February 26,	February 25,	February 26,
	2018	2017	2018	2017
Product Sales	$149,323	$136,568	$409,137	$404,827

Cost of product sales	129,195	113,136	353,971	341,298

Gross profit	20,128	23,432	55,166	63,529

Operating costs and expenses:
Research and development	3,113	2,014	9,204	5,917
Selling, general and administrative	13,807	15,009	40,786	41,969
Legal settlement charge	—	2,080	—	2,580
Total operating costs and expenses	16,920	19,103	49,990	50,466
Operating income	3,208	4,329	5,176	13,063

Dividend income	413	413	1,238	1,238
Interest income	87	8	161	15
Interest expense	(531)	(400)	(1,415)	(1,432)
Loss on debt refinancing	—	—	—	(1,233)
Other income	—	700	2,200	700
Net income before taxes	3,177	5,050	7,360	12,351
Income taxes benefit (expense)	12,909	(1,556)	11,451	(4,138)
Consolidated net income	16,086	3,494	18,811	8,213
Non-controlling interest benefit (expense)	2	6	(90)	(75)
Net income available to common stockholders	$16,088	$3,500	$18,721	$8,138

Diluted net income per share	$0.58	$0.13	$0.67	$0.29

Shares used in diluted per share computations	27,918	27,682	27,884	27,608

LANDEC CORPORATION

THIRD QUARTER ENDED FEBRUARY 25, 2018

QUESTIONS & ANSWERS

1)	What impact will a lower federal tax rate have on Landec in the fourth quarter of fiscal 2018 and in fiscal 2019?

For the fourth quarter of fiscal 2018 we expect an overall effective tax rate of approximately 32%, which is the estimated effective tax rate for all of fiscal 2018.

Starting in fiscal year 2019, the statutory federal rate will be 21%, however, we are projecting that our overall effective tax rate, including state income taxes, will be approximately 24% to 26% as we will be losing certain tax benefits the Company has been able to utilize to reduce its overall effective rate during past years, such as the domestic manufacturing tax deduction. This compares to our historical overall effective tax rate of approximately 36%. We currently expect to reinvest a majority, if not all, of the tax benefit in fiscal 2019 back into our businesses in order to drive future revenue and margin growth.

2)

Why was the gross margin for your packaged fresh vegetables business lower in the third quarter this year compared to the third quarter last year given your salad revenues in the third quarter increased 27%?

The gross margin in our packaged fresh vegetables business of 6.6% in the third quarter of fiscal 2018 was negatively impacted by significant weather events. These events include the aftermath of the hurricanes and tropical storms during the summer and fall of 2017 which were exacerbated by freezing temperatures that impacted green bean growing regions of Florida during January, and by persistent unseasonably warm temperatures in Western growing areas that effect the sourcing costs of our lower-margin vegetable bag business. These weather events have resulted in incremental produce sourcing costs of approximately $3.6 million during the third quarter of fiscal 2018 and $7.7 million for the first nine months of fiscal 2018. Excluding these excess sourcing costs, our packaged fresh vegetables gross margin for the third quarter and first nine months of fiscal 2018 would have been 9.6% and 12.2%, respectively, which are similar to the margins for the same periods last year when we had experienced positive sourcing variances and lower labor and promotional expenses.

The 9.6% and 12.2% gross margins noted above for the third quarter and nine months of fiscal 2018 include higher than planned labor rates and promotional spending. The labor rate in Apio’s packaged fresh vegetables business is expected to increase 10% to 12% in fiscal 2018 compared to last year, more than 10% higher than originally planned, as a result of a scarcity of plant labor workers in all of the locations where we process our products. Labor represents approximately 13% of the cost of sales in our packaged fresh vegetables business. In addition, as an investment in future growth, we are spending more this year on in-store promotions than originally planned to drive consumer trials of our salads, particularly our new single-serve Eat Smart Salad Shake Ups!.

3)	What were Apio’s market share numbers at end of the third quarter of fiscal 2018?

For the 52-weeks ended January 27, 2018, the size of the North American market in which Apio participates (vegetable bags, vegetable trays and multi-serve salad kits) was approximately $3.5 billion in consumer retail dollars, including retail and club stores. Of this market, Apio’s overall market share per Nielsen is approximately 15% while Apio’s Eat Smart multi-serve salad kits have a market share of approximately 13%. In the retail market, excluding Costco, at the end of our third fiscal quarter of 2018 our Eat Smart multi-serve salad kits have a 40% market share in Canada and an 83.6% ACV, up 210 basis points from last quarter, and in the U.S. have achieved a 5.7% market share and a 39% ACV. As a result of recent distribution gains in the U.S., the U.S. market share number for the 52-weeks ended January 27, 2018 is up 160 basis points from the prior year. Also, for the same 52-week time period, Eat Smart multi-serve salad kits in the U.S. retail market, excluding Costco, grew at 61% in consumer retail dollars compared to the category growth of 15%.

Our goal is to continue to aggressively grow the Eat Smart market share and ACV in the U.S. for all our multi-serve salad kit products as well as our newly launched single-serve salad kit products.

4)	How are the new single-serve salads doing?

During the fourth quarter of fiscal 2017, Apio entered the single-serve salad kit segment with the launch of its innovative Eat Smart Salad Shake Ups!, increasing the total addressable market for our Eat Smart products in the North American value-added vegetable market by approximately $600 million to a total of $4.1 billion. This product line is designed to attract new consumers to the single-serve category, which currently has a household penetration of only 11%. Eat Smart Salad Shake Ups! feature unique flavors, a 100% clean label, nutrient-rich vegetables and plant proteins in a patented bowl design that makes it easy to enjoy with less mess. We originally launched this new line with three salad products, but now offer five products. We are currently distributing Shake Ups! salads to approximately 36 customers in a total of approximately 4,100 doors. We expect the distribution to continue to grow as new customers add the products in the future.

5)	How is the integration of O Olive progressing?

We recently began producing vinegar in house and anticipate that we will be bringing the entire vinegar production in-house within the next six months. Once our vinegar production reaches full capacity we will be able to meet projected demand for several years. This will also result in a substantial increase in gross profit for our vinegar product line. Regarding olive oil, we are making progress on securing long-term supply of olives and recently entered into one new long-term agreement. We are in the process of exploring other long-term olive oil supply opportunities. Simultaneously, our Apio sales team has just begun offering O Olive products to select existing and new customers which is expected to significantly increase O Olive sales in fiscal 2019.

6)

Lifecore revenues are up 3% during the first nine months of fiscal 2018 compared to the same period last year, however, operating income is down 18%. Why the large variance between revenue and operating income?

The variance is primarily a result of a shift in some higher margin product shipments to the fourth quarter of fiscal 2018. For all of fiscal 2018, we now expect Lifecore revenues to increase approximately 10% to 11% compared to fiscal 2017 and operating income to increase approximately 8% to 9%.

7)	What is the status of Lifecore’s new vial filling line?

Lifecore is on schedule to complete the installation of its new filling line by fiscal year end 2018. This new line will further enhance its growth strategy as a CDMO which is specifically designed to align Lifecore’s capability with market expectations of its partners, from both a capability and capacity perspective. This investment gives Lifecore the incremental capability for filling commercial quantities of drug products in a vial, which expands the breadth of products and markets Lifecore will be able to serve. The new filling line, which expands capacity by 45%, can be used to fill either vials or syringes allowing significant versatility and increased capacity utilization. Beginning in fiscal 2019, this new line will be used to begin commercialization of products currently in development at Lifecore.

8)	What are Landec’s top priorities for the next 12 to 24 months?

Our continuing priorities are:

a)	Focusing on innovation at Apio, O Olive and Lifecore in order to shift Landec’s overall product mix to higher margin products.
b)	Increasing demand for our branded natural food products and biomaterials products to fill existing capacity, drive plant efficiencies and increase our return on invested capital.
c)

Implement new strategies to reduce our exposure to weather related events including: (1) changing our produce sourcing agreements to reduce our risks when yields and/or costs are impacted by weather, (2) reducing our dependency on the more difficult to source produce items by changing our product mix, (3) continuing to “right size” and rationalize our core fresh-cut packaged bag business in order to reduce the quantity of certain volatile produce items needed to meet the revised demand, and (4) continuing to implement aggressive cost cutting programs to offset cost increases.

d)	Investing in capital expenditures, R&D, people and systems to drive growth in our three growth pillars: (1) Lifecore, (2) Eat Smart salads, and (3) natural food products.

9)	How do the results by line of business for the three and nine months ended February 25, 2018 compare with the same periods last year?

The results are as follows (unaudited and in thousands):

	Three Months Ended		Nine Months Ended
	February 25, 2018	February 26, 2017	February 25, 2018	February 26, 2017
Revenues:
Apio Packaged Fresh Vegetables (a)	$120,942	$105,447	$330,662	$299,370
Apio Food Export	4,414	7,276	25,982	56,316
Total Apio	125,356	112,723	356,644	355,686
Lifecore	22,959	23,532	49,236	47,795
Other (b)	1,008	313	3,257	1,346
Total Revenues	149,323	136,568	409,137	404,827

Gross Profit:
Apio Packaged Fresh Vegetables	7,944	10,114	32,404	36,522
Apio Food Export	318	558	1,628	3,436
Total Apio	8,262	10,672	34,032	39,958
Lifecore	11,609	12,581	20,348	22,640
Other	257	179	786	931
Total Gross Profit	20,128	23,432	55,166	63,529

Research and Development:
Apio	1,339	339	3,805	862
Lifecore	1,406	1,362	4,108	4,027
Other	368	313	1,291	1,028
Total R&D	3,113	2,014	9,204	5,917

Selling, General and Administrative:
Apio	8,586	12,527	25,926	31,876
Lifecore	1,444	1,362	4,387	4,072
Other	3,777	3,200	10,473	8,601
Total SG&A	13,807	17,089	40,786	44,549

Operating Income:
Apio	(1,663)	(2,194)	4,301	7,220
Lifecore	8,759	9,857	11,853	14,541
Other	(3,888)	(3,334)	(10,978)	(8,698)
Total Operating Income	$3,208	$4,329	$5,176	$13,063

(a) Apio’s packaged fresh vegetables business includes revenues and gross profit from Apio Cooling LP. and Apio Packaging.

(b) Included in Other are Corporate licensing and R&D revenues and Corporate expenses, the non-Apio and non-Lifecore royalties and profit sharing and the O Olive operations.